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                                                                    EXHIBIT 4(D)


                   LONG TERM INCENTIVE SHARE OPTION PLAN, 1989
                           (AS AMENDED APRIL 26, 2000)


1. INTERPRETATION

     In this Plan, the following terms shall have the following meanings:

     (a)  "Board" means the Board of Directors of the Corporation;

     (b)  "Common Shares" means the Common Shares of the Corporation;

     (c) "Committee" means the Compensation Committee of the Board constituted in accordance with paragraph 3 hereof;

     (d) "Corporation" means Westcoast Energy Inc. and any successor or continuing corporation resulting from any form of corporate reorganization;

     (e) "Early Termination Date" means the day on which an Option terminates prior to the Normal Expiration Date;

     (f) "Expiry Date" means the Normal Expiration Date or the Early Termination Date, as the case may be;

     (g) "Market Price" of the Common Shares at any date means the price per Common Share equal to the average of the daily high and low board lot trading prices at which the Common Shares traded on The Toronto Stock Exchange on the five trading days on which a board lot was traded immediately preceding such date;

     (h) "Normal Expiration Date" means, in respect of any Option, the day determined by the Committee on which the Option would normally terminate, which day shall in no event be later than ten years after the Option Date;

     (i) "Option" means an option to purchase Common Shares pursuant to the Plan;

     (j) "Option Agreement" means an agreement entered into between the Corporation and a Participant pursuant to which an Option is granted to a Participant, which agreement shall contain such provisions not inconsistent with the Plan as the Committee may determine;

     (k) "Option Date" means the date on which the Committee grants an Option to a Participant;

     (l) "Option Shares" means the Common Shares which a Participant is entitled to purchase pursuant to an Option Agreement;


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     (m)  "Participant" means any officer or manager of the Corporation or any of its Subsidiaries who is selected by the Committee to participate in the Plan and who has entered into an Option Agreement with the Corporation;

     (n) "Plan" means the Long Term Incentive Share Option Plan, 1989 of the Corporation as amended from time to time;

     (o) "Purchase Price" means the purchase price of Common Shares under an Option Agreement, as determined in accordance with paragraph 6(d) hereof;

     (p) "Subsidiary" means any other Corporation of which more than 50 percent of the outstanding Voting Shares are owned or controlled, directly or indirectly, by the Corporation, by one or more Subsidiaries of the Corporation or by the Corporation and one or more of its Subsidiaries. "Voting Shares" means shares of the capital stock of a corporation having the right to elect directors of the Corporation;

     (q) "Fair Market Value" means in respect of a Share Appreciation Right, the Market Price of one Common Share determined as of the day on which any Share Appreciation Rights are exercised by a Participant; and

     (r) "Share Appreciation Rights" means the share appreciation rights granted pursuant to paragraph 7 of the Plan.

2. PURPOSE OF THE PLAN

     The purpose of the Plan is to provide an opportunity to officers and managers of the Corporation and its Subsidiaries to share in the growth of the value of the Corporation through increases in the price of its Common Shares. The Plan is designed to be an integral part of the total compensation programme for those officers and managers.

3. ADMINISTRATION

     The Plan shall be administered by the Committee, which shall be composed of three Directors who are not officers or managers for the Corporation or any of its Subsidiaries and who have not been and are not eligible to participate in the Plan. The Committee shall have the full and complete authority to interpret the Plan, to establish, amend and rescind rules and regulations for its administration and to make such other determinations as it deems necessary or advisable to administer the Plan.

4. PARTICIPANTS AND ALLOTMENTS

     On the recommendation of the Chief Executive Officer of the Corporation, the Committee shall, in its sole discretion, determine from time to time those officers and managers of the Corporation and its Subsidiaries to whom Options should be granted, the Expiry Date, the number of Common Shares in respect of which an Option should be granted to any such officer or manager, and such other terms and conditions of the Option Agreement, not


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     inconsistent with the Plan, as the Committee in its discretion may determine. An Option granted by the Committee to such an officer or manager pursuant to the Plan is subject to, and shall be of no force and effect until, the execution and delivery of an Option Agreement by both the Corporation and the officer or manager to whom the Option is granted.

5. COMMON SHARES RESERVED

     Subject to adjustment in accordance with paragraph 8 hereof, the total number of Common Shares which may be reserved for issuance and which may be issued pursuant to the Plan shall not exceed 9,000,000 Common Shares. Any Common Shares covered by any Option Agreement which remain unpurchased upon expiration or termination of such Option Agreement, shall become part of the Common Shares reserved for issuance but unallocated: provided, however, that in no event may the number of Common Shares issued under the Plan exceed the total number of Common Shares reserved for issuance hereunder. So long as Options are outstanding under the Plan, the Board shall at all times reserve a sufficient number of unissued Common Shares to enable all of such Options to be exercised in accordance with their terms.

6. CERTAIN TERMS OF OPTION AGREEMENTS

     (a)  Each Option shall terminate on its Normal Expiration Date.

     (b) The Committee may in respect of any Option specify a number or percentage of Common Shares that a Participant may exercise in any specified period, year or number of years.

     (c) An Option exercisable under the Plan is not exercisable as to less than 100 Common Shares at any one time and can be exercised only in blocks of 100 Common Shares or a multiple thereof.

     (d) The Purchase Price shall be the price per Common Share, equal to the Market Price determined as of the Option Date. The Purchase Price of Common Shares as to which an Option is exercised shall be paid in full in Canadian funds by certified cheque or bank draft payable to or to the order of the Corporation at the time of exercise.

     (e) If, subsequent to the Option Date and before the Normal Expiration Date of an Option, a Participant ceases to be an officer or manager of the Corporation or any of its Subsidiaries for any reason including death and permanent disability, the Option may be exercised up to a date six months after the date on which the Participant ceases to be such an officer or a manager or up to the Normal Expiration Date, whichever date shall first occur, but only as to such number of Common Shares in respect of which the Option would have been exercisable under the Option Agreement on the date on which the Participant ceases to be such an officer or manager. However, if the Participant ceases to be an officer or manager of the Corporation as a result of retirement directly from active service with the Corporation, then the Option may be exercised up to a date twenty-four months after the date on which the Participant ceases to be an officer or manager or up to the Normal Expiration Date, whichever date shall first occur, but only as to such number of Common


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          Shares in respect of which the Option would have been exercisable under the Option Agreement on the date which is twenty-four months after the date on which the Participant ceases to be an officer or manager.

     (f) For the purposes of subparagraph 6(e), the rights exercisable under an Option Agreement after the death of a Participant may be exercised by the person or persons to whom the Participant's rights under the Option Agreement pass by will or applicable law or, if no such person has such right, by the deceased Participant's executors or administrators.

     (g) No Option, Share Appreciation Rights or any interest therein shall be assignable or otherwise transferred by a Participant except by will or the laws governing the devolution of property in the event of death. During the lifetime of a Participant, an Option and any Share Appreciation Rights shall only be exercisable by the Participant or the Participant's legal representative.


7. SHARE APPRECIATION RIGHTS

     Each grant of Share Appreciation Rights shall be set out in an Option Agreement containing the terms and conditions required in this paragraph, and such other terms and conditions not inconsistent therewith as the Committee, in its sole discretion, may deem appropriate. Share Appreciation Rights shall be exercisable at such times and to the extent set out in the Option Agreement to which they relate, and in no event shall any Share Appreciation Rights be exercisable either before the Option Date or after the Normal Expiration Date or Early Termination Date of any Option Agreement. Subject to the provisions of the Plan and the applicable Option Agreements, Share Appreciation Rights may be exercised from time to time during the term of an Option Agreement. Once a Participant exercises any of the Share Appreciation Rights, the equivalent the Option will be cancelled.

     In the event a Participant elects to exercise any of the Share Appreciation Rights granted pursuant to an Option Agreement, the Corporation shall determine the value of the Share Appreciation Rights so exercisable which shall be an overall amount determined by multiplying

     (a) the amount by which the Fair Market Value exceeds the Purchase Price of one Common Share specified in the applicable Option Agreement; by

     (b) the number of Common Shares in respect of which such Share Appreciation Rights are so exercised;

     and the overall amount so determined shall be paid to the Participant


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     (c)  as to 50 percent, by the issue to the Participant of that number of
          Common Shares determined by dividing 50 percent of the overall amount by the Fair Market Value, rounded down to the nearest whole Common Share; and

     (d) as to the balance of the amount, by a payment in cash to the Participant.


8. ALTERATION OF SHARE CAPITAL

     In the event

     (a) of any change in the Common Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise;

     (b)  of any stock dividend to holders of Common Shares;

     (c) that any rights are granted to holders of Common Shares to purchase Common Shares at prices substantially below Fair Market Value; or

     (d) that as the result of any recapitalization, merger, consolidation or otherwise the Common Shares are converted into or become exchangeable for any other shares then in any such case the number of Common Shares available for Options, the number of Common Shares covered by outstanding Options and the price per Common Share in such Options shall be proportionately adjusted by the Board to prevent substantial dilution or enlargement of the rights granted to, or available for, holders of Options.


9. COMMON SHARES FULLY PAID AND NON-ASSESSABLE

     All Common Shares issued upon the exercise of any Option shall be issued as fully paid and non- assessable Common Shares.

10. CONDITIONS OF ISSUANCE OF COMMON SHARES

     If at any time the Board should determine, in its sole discretion, that it is necessary or desirable as a condition to the issuance of any Common Shares pursuant to an Option Agreement to

     (a) register or qualify such Common Shares upon, or obtain the consent or approval, of any stock exchange on which the Common Shares are listed and/or

     (b) register or qualify such Common Shares under any laws of Canada or any Province thereof, or the United States or any state thereof, or to obtain the consent or approval of any regulatory authority thereof,


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     then the issuance of any Common Shares shall not be made unless and until such registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Board.

11. AMENDMENT AND DISCONTINUANCE

     The Board may from time to time, with the prior consent of The Toronto Stock Exchange, alter, suspend or discontinue the Plan, provided that such alteration, suspension or discontinuance shall not divest any Participant of any rights such Participant may have under any Option Agreement theretofore executed and delivered by the Corporation and the Participant. Any amendments to the Plan which are required by applicable laws to be approved by the shareholders of the Corporation shall not become effective until so approved. Subject to the provisions of this paragraph, the Board may terminate the Plan at any time.

12. EFFECTIVE DATE OF PLAN

     The Plan shall become effective on January 1, 1990, but only if the Plan is approved by the affirmative vote of the holders of a majority of the Common Shares represented and entitled to vote at the Annual Meeting of the shareholders of the Corporation to be held on April 26, 1989, or at any adjournment thereof.


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